Exhibit 4.2

Draganfly Inc. (formerly Drone Acquisition Corp.)

Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Expressed in Canadian Dollars)

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Draganfly Inc. (formerly Drone Acquisition Corp.)

Opinion

We have audited the consolidated financial statements of Draganfly Inc. (formerly Drone Acquisition Corp.) (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2020 and 2019, and the consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2020 and 2019, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises the information included in Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is David J. Goertz.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS
Vancouver, BC

April 16, 2021

Draganfly Inc. (formerly Drone Acquisition Corp.)

Consolidated Statements of Financial Position

Expressed in Canadian Dollars

		December 31,	December 31,
As at	Notes	2020	2019
ASSETS
Current Assets
Cash	5	$1,982,416	$2,429,375
Accounts receivable	6	810,791	224,695
Inventory	7	1,233,619	48,563
Prepaid expenses and deposits	8	335,022	272,630
		4,361,848	2,975,263

Non-current Assets
Goodwill	4,10	2,166,563	-
Equipment	9	153,870	115,141
Intangible assets	10	273,867	1,385
Right of use asset	11	144,419	129,994
TOTAL ASSETS		$7,100,567	$3,221,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade payables and accrued liabilities	13,22	$1,857,177	$894,357
Customer deposits	14	385,449	-
Loans	16	62,978	-
Liability for outstanding USD warrants	17	748,634	-
Lease liability	12	93,239	43,000
		3,147,477	937,357

Non-current Liabilities
Deferred income	16	5,062	-
Lease liability	12	64,885	93,073
Loans	16	34,938	-
TOTAL LIABILITIES		3,252,362	1,030,430

SHAREHOLDERS’ EQUITY
Share capital	17	36,943,304	27,786,517
Equity reserve	17	3,024,007	2,508,233
Accumulated deficit		(36,119,210)	(28,103,397)
Accumulated other comprehensive loss		104	-
TOTAL SHAREHOLDERS’ EQUITY		3,848,205	2,191,353
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$7,100,567	$3,221,783

Nature of continuance and operations (Note 1)

Subsequent events (Note 28)

Approved and authorized for issuance by the Board of Directors on April 16, 2021.

“Scott Larson”	“Cameron Chell”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Consolidated Statements of Comprehensive Loss

Expressed in Canadian Dollars

		For the years ended December 31,
	Note	2020	2019
Revenue from sales of goods	18	$3,087,223	$248,939
Revenue from services	18	1,276,288	1,131,488
TOTAL REVENUE		4,363,511	1,380,427

Cost of sales from sales of goods	7	(2,460,891)	(206,783)
Cost of sales from services		(143,020)	(12,017)
COST OF SALES		(2,603,911)	(218,800)

GROSS PROFIT		1,759,600	1,161,627

OPERATING EXPENSES
Amortization	10	$43,518	$8,386
Depreciation	9,11	109,108	41,250
Office and miscellaneous	19	3,427,853	2,127,632
Professional fees		1,762,594	524,101
Research and development		567,999	16,883
Share-based compensation	17	2,668,464	761,559
Travel		25,617	30,896
Wages and salaries		1,649,329	989,083
		(10,254,482)	(4,499,790)
OTHER INCOME (EXPENSE)
Change in fair value of derivative liability	17	(748,634)	-
Finance and other costs	24	(23,117)	(171,905)
Foreign exchange gain (loss)		(87,104)	5,803
Gain on disposal of assets	9	-	28,651
Net gains and losses on settlement of debt	13,17	(38,879)	198,976
Gain on forgiveness of trades payable	13	127,711	-
Listing expense	3	-	(7,804,859)
Loss on write-off loan receivable		-	(13,560)
Income from government assistance	16	21,090	-
Other income	25	1,197,465	-
Scientific research and development credit		30,537	-
NET LOSS		(8,015,813)	(11,095,057)

OTHER COMPREHENSIVE LOSS
Foreign exchange translation		104	-
COMPREHENSIVE LOSS		$(8,015,709)	$(11,095,057)

Loss per share
Basic		$(0.10)	$(0.23)
Diluted		$(0.10)	$(0.23)
Weighted average number of common shares outstanding – Basic		77,092,696	47,647,977
Weighted average number of common shares outstanding – Diluted		77,092,696	47,647,977

The accompanying notes are an integral part of these consolidated financial statements.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Consolidated Statements of Changes in Shareholders’ Equity

Expressed in Canadian Dollars

	Number of Shares	Share Capital	Equity Reserve	Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance at December 31, 2018	39,346,807	$12,561,342	$882,180	$(17,576,131)	$-	$(4,132,609)
Shares issued for settlement of notes payable	1,291,549	645,775	-	-	-	645,775
Shares issued as transactions fees	2,000,000	1,000,000	-	-	-	1,000,000
Recapitalization of Draganfly Inc.	10,500,001	5,250,001	1,645,193	-	-	6,895,194
Shares issued of settlement of trades payable	45,325	22,662	-	-	-	22,662
Shares issued for settlement of convertible debentures and accrued interest	2,118,492	1,059,246	-	-	-	1,059,246
Shares issued for exercise of warrants	316,940	221,741	(212,908)	-	-	8,833
Reclassification of unexercised conversion feature	-	-	(567,791)	567,791	-	-
Shares and warrants issued on private placement	14,051,499	7,025,750	-	-	-	7,025,750
Stock-based compensation	-	-	761,559	-	-	761,559
Net loss	-	-	-	(11,095,057)	-	(11,095,057)

Balance at December 31, 2019	69,670,613	27,786,517	2,508,233	(28,103,397)	-	2,191,353
Shares issued for exercise of warrants	7,923,875	4,007,130	(1,645,193)	-	-	2,361,937
Shares issued for acquisition	3,225,438	2,178,961	-	-	-	2,178,961
Shares issued as finder’s fees	200,000	100,000	-	-	-	100,000
Shares issued for debt settlement	555,409	344,354	-	-	-	344,354
Shares issued for financing	3,518,034	2,018,845	-	-	-	2,018,845
Shares issued for exercise of RSUs	999,992	507,497	(507,497)	-	-	-
Share-based payments	-	-	2,668,464	-	-	2,668,464
Net loss	-	-	-	(8,015,813)	-	(8,015,813)
Translation of foreign operations	-	-	-	-	104	104

Balance at December 31, 2020	86,093,361	36,943,304	3,024,007	(36,119,210)	104	3,848,205

The purpose of the Equity Reserve is to record the fair values of equity-based financial instruments until exercised, cancelled, or forfeited.

The accompanying notes are an integral part of these consolidated financial statements.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Consolidated Statements of Cash Flows

Expressed in Canadian Dollars

	For the years ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(8,015,813)	$(11,095,057)
Adjustments for:
Amortization	43,518	8,386
Depreciation	109,108	41,250
Change in fair value of derivative liability	748,634	-
Finance and other costs	23,117	171,905
Net gains and losses on settlement of debt	38,879	(198,976)
Gain on forgiveness of trades payable	(127,711)	-
Gain on disposal of assets	-	(28,651)
Income from government assistance	(21,090)	-
Expense of non-financial asset	-	15,389
Listing expense	-	7,804,859
Share-based compensation	2,668,464	761,559
	(4,532,894)	(2,519,336)
Net changes in non-cash working capital items:
Accounts receivable	(1,481,944)	(126,799)
Inventory	(555,371)	12,622
Prepaid expenses	31,605	(249,325)
Trade payables and accrued liabilities	1,261,066	(1,005,121)
Customer deposits	139,490	-
Loans	(5,062)	-
Deferred income	5,062	-
Funds used in operations activities	(5,138,048)	(3,887,959)

INVESTING ACTIVITIES
Cash paid for acquisition, net of cash received	(457,407)	28,538
Purchase of equipment	(23,888)	(87,785)
Disposal of equipment	-	31,500
Proceeds received from sale of investment	997,714	-
Funds provided by (used in) investing activities	516,419	(27,747)

FINANCING ACTIVITIES
Proceeds from issuance of common shares for financing	2,018,845	6,534,583
Proceeds from issuance of common shares for warrants exercised	2,361,937	-
Repayment of convertible debentures	-	(486,131)
Proceeds from issuance of notes payable	-	1,137,978
Repayment of notes payable	(60,000)	(882,770)
Proceeds from issuance of loans	129,310	-
Repayment of loans	(192,084)	-
Repayment of lease liability	(83,442)	(38,000)
Funds provided by financing activities	4,597,830	6,265,660

Effects of exchange rate changes on cash	104	(22,366)
Change in cash	(447,063)	2,349,954
Cash, beginning	2,429,375	101,787
Cash, ending	$1,982,416	$2,429,375

Supplemental cash flow disclosure (Note 26)

The accompanying notes are an integral part of these consolidated financial statements.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

1.                   NATURE AND CONTINUANCE OF OPERATIONS

Draganfly Inc. (formerly Drone Acquisition Corp.) (the “Company”) was incorporated by articles of incorporation dated June 1, 2018 under the Business Corporations Act (British Columbia). The Company’s shares began trading on the Canadian Securities Exchange (the “CSE”) under the symbol “DFLY”.

The Company’s head office is located at 2108 St. George Avenue, Saskatoon, SK, S7M 0K7 and its registered office is located at 2800 – 666 Burrard Street, Vancouver, BC, V6C 2Z7.

On August 15, 2019, the Company and 1187607 B.C. Ltd. (“Merger Co.”), a wholly-owned subsidiary of the Company, completed a Business Combination Agreement (the “BCA”) with Draganfly Innovations Inc. (“Draganfly Innovations”) (the “Amalgamation”). Under the Amalgamation, shareholders of Draganfly Innovations received 1.794 fully paid and non-assessable common shares in the authorized share structure of the Company for each Draganfly Innovations share. Consequently, the Company owns 100% of Draganfly Innovations and the Draganfly Innovations shareholders became shareholders of the Company. Draganfly is an operational business of developing and manufacturing multi-rotor helicopters, industrial aerial video systems and civilian small unmanned aerial systems or vehicles. Pursuant to the Amalgamation the Company changed its name to “Draganfly Inc.”.

The recent outbreak of the coronavirus, also known as "COVID-19", has spread across the globe and is impacting worldwide economic activity. Conditions surrounding the coronavirus continue to rapidly evolve and government authorities have implemented emergency measures to mitigate the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods, and social distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

There are significant uncertainties with respect to future developments and impact to the Company related to the COVID-19 pandemic, including the duration, severity, and scope of the outbreak and the measures taken by governments and businesses to contain the pandemic. While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on our business operations cannot be reasonably estimated at this time. At the date of these financial statements, the outbreak and the related mitigation measures have had the following impacts on the Company’s operations, among others: temporary closure of business locations, supply chain issues, and decrease in sales. The extent to which these events may impact the Company’s business activities will depend on future developments, such ass the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, business disruptions, and the effectiveness of actions taken in Canada and other countries to contain and treat the disease. With COVID-19 being an ongoing issue, the Company has prepared its employees at its Saskatchewan and British Columbia facilities to be able to work from home. The Company also applied to the various federal government relief initiatives. Although the Company’s major custom engineering customer temporarily closed that part of its business, the Company believes it will start up again. Further, the Company has entered into a distribution agreement to be the exclusive provider of one of their products which has helped offset custom engineering work from that customer. Aside from the acquisition of Dronelogics and being opportunistic on other partnerships or acquisitions, the Company expanded its products/services offered to include health/telehealth applications relating to COVID-19, as a way to deal with the impacts of COVID-19. However, these ongoing events are highly uncertain and as such, the Company cannot determine the ultimate financial impacts at this time. Any deterioration in the current situation could have an adverse impact on our business, results of operations, financial position, and cash flows in 2021.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION

Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Reporting Interpretation Committee (“IFRIC”). The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

These consolidated financial statements were authorized for issue by the Board of Directors on April 16, 2021.

Basis of preparation

The consolidated financial statements of the Company have been prepared on a historical cost basis, modified where applicable. In addition, the consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Certain comparative figures have been reclassified to conform to the current year’s presentation.

Basis of consolidation

Each subsidiary is fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases.

The consolidated financial statements include the accounts and results of operations of the Company and its wholly owned subsidiaries listed in the following table:

Name of Subsidiary	Place of Incorporation	Ownership Interest
Draganfly Innovations Inc.	Canada	100%
Draganfly Innovations USA, Inc.	US	100%
Dronelogics Systems Inc.	Canada	100%

All intercompany balances and transactions were eliminated on consolidation.

Significant estimates and assumptions

The preparation of financial statements in accordance with IFRS requires the Company to use judgment in applying its accounting policies and make estimates and assumptions about reported amounts at the date of the consolidated financial statements and in the future. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Share-based payments

The cost of share-based payment transactions with directors, officers and employees are measured by reference to the fair value of the equity instruments. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining and making assumptions about the most appropriate inputs to the valuation model including the expected life, volatility, risk-free interest rate, expected forfeiture rate and dividend yield of the stock option.

Income taxes

Provisions for income taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these income tax provisions at the end of each reporting period. However, it is possible that at some future date an additional liability could result from audits by tax authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made. Deferred tax assets are recognized when it is determined that the company is likely to recognize their recovery from the generation of taxable income.

Inventory

Inventory is valued at the lower of cost and net realizable value. Net realizable value is determined with reference to the estimated selling price. The Company estimates selling price based upon assumptions about future demand and current and anticipated retail market conditions.

Contingencies

The assessment of contingencies involves the exercise of significant judgment and estimates of the outcome of future events. In assessing loss contingencies related to legal proceedings that are pending against the Company and that may result in regulatory or government actions that may negatively impact the Company’s business or operations, the Company and its legal counsel evaluate the perceived merits of the legal proceeding or unasserted claim or action as well as the perceived merits of the nature and amount of relief sought or expected to be sought, when determining the amount, if any, to recognize as a contingent liability or when assessing the impact on the carrying value of the Company’s assets. Contingent assets are not recognized in the consolidated financial statements.

Useful lives of equipment and intangible assets

Estimates of the useful lives of equipment and intangible assets are based on the period over which the assets are expected to be available for use. The estimated useful lives are reviewed annually and are updated if expectations differ from previous estimates due to physical wear and tear, technical or commercial obsolescence, and legal or other limits on the use of the relevant assets. In addition, the estimation of the useful lives of the relevant assets may be based on internal technical evaluation and experience with similar assets. It is possible, however, that future results of operations could be materially affected by changes in the estimates brought about by changes in the factors mentioned above. The amounts and timing of recorded expenses for any period would be affected by changes in these factors and circumstances. A reduction in the estimated useful lives of the equipment would increase the recorded expenses and decrease the non-current assets.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Business combinations

The definition of whether a set of assets acquired and liabilities assumed constitute a business may require the company to make certain judgements taking into account all facts and circumstances. A business is presumed to be an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or economic benefits.

Business combination versus asset acquisition

The Company considered the applicability of IFRS 3 – Business Combinations (“IFRS 3”) with respect to the Acquisition (Note 4). IFRS 3 defines a business as having a system where inputs enter a process to produce outputs. The Company has determined that the acquisition of Dronelogics Systems Inc. is a business combination and, accordingly, accounted for as such.

Other significant judgments

The preparation of consolidated financial statements in accordance with IFRS requires the Company to make judgments, apart from those involving estimates, in applying accounting policies. The most significant judgments in applying the Company’s consolidated financial statements include:

−	The assessment of the Company’s ability to continue as a going concern and whether there are events or conditions that may give rise to significant uncertainty;
−	the classification of financial instruments;
−	the assessment of revenue recognition using the five-step approach under IFRS 15 and the collectability of amounts receivable;
−	the determination of whether a set of assets acquired and liabilities assumed constitute a business; and
−	the determination of the functional currency of the company.

Foreign currency translation

The Corporation’s functional currency is the Canadian dollar and transactions in foreign currencies are translated into Canadian dollars at rates of exchange at the time of such transactions. Monetary assets and liabilities are translated at reporting period rate of exchange. Non-monetary assets and liabilities are translated at historical exchange rates. Revenue and expenses denominated in a foreign currency are translated at the monthly average exchange rate. Gains and losses resulting from the translation adjustments are included in income.

The functional currencies for the parent company and each subsidiary are as follows:

Draganfly Inc.	Canadian Dollar
Draganfly Innovations Inc.	Canadian Dollar
Draganfly Innovations USA, Inc.	U.S. Dollar
Dronelogics Systems Inc.	Canadian Dollar

Financial statements of subsidiaries for which the functional currency is not the Canadian dollar are translated into Canadian dollars as follows: all asset and liability accounts are translated at the year-end exchange rate and all earnings and expense accounts and cash flow statement items are translated at average exchange rates for the year. The resulting translation gains and losses are recorded as exchange differences on translating foreign operations in accumulated other comprehensive income (“AOCI”).

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Transactions and balances:

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in the statement of comprehensive loss in the period in which they arise, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income. Where the non-monetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

Share-based payments

The Company operates a stock option plan. Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The corresponding amount is recorded to the option reserve. The fair value of options is determined using a Black–Scholes Option Pricing Model. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. Amounts recorded for forfeited or expired unexercised options are transferred to deficit in the year of forfeiture or expiry. Amounts recorded for forfeited unvested options are reversed in the period the forfeiture occurs.

Share-based payment expense relating to cash-settled awards, including restricted share units is accrued over the vesting period of the units based on the quoted market value of Company’s common shares. As these awards will be settled in cash, the expense and liability are adjusted each reporting period for changes in the underlying share price.

Restricted Share Units

The restricted share units (“RSUs”) entitle employees, directors, or officers to cash payments payable upon vesting based on vesting terms determined by the Company’s Board of Directors at the time of the grant. As the RSUs are redeemed and common shares are issued, the amount previously recognized in reserves is recorded as an increase in share capital.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Loss per share

Basic loss per share is calculated by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, the loss attributable to common shareholders equals the reported loss attributable to owners of the Company. Diluted loss per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period.

a)	Financial assets

Classification and measurement

The Company classifies its financial assets in the following categories: at fair value through profit or loss (“FVTPL”), at fair value through other comprehensive income (“FVTOCI”) or at amortized cost. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

The classification of debt instruments is driven by the business model for managing the financial assets and their contractual cash flow characteristics. Debt instruments are measured at amortized cost if the business model is to hold the instrument for collection of contractual cash flows and those cash flows are solely principal and interest. If the business model is not to hold the debt instrument, it is classified as FVTPL. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL, for other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument by-instrument basis) to designate them as at FVTOCI.

Financial assets at FVTPL

Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the income statement. Realized and unrealized gains and losses arising from changes in the fair value of the financial asset held at FVTPL are included in the income statement in the period in which they arise. Derivatives are also categorized as FVTPL unless they are designated as hedges.

Financial assets at FVTOCI

Investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment.

Financial assets at amortized cost

Financial assets at amortized cost are initially recognized at fair value and subsequently carried at amortized cost less any impairment. They are classified as current assets or non-current assets based on their maturity date.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses. For trade receivables the Company applies the simplified approach to providing for expected credit losses, which allows the use of a lifetime expected loss provision.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Derecognition of financial assets

Financial assets are derecognized when they mature or are sold, and substantially all the risks and rewards of ownership have been transferred. Gains and losses on derecognition of financial assets classified as FVTPL or amortized cost are recognized in the income statement. Gains or losses on financial assets classified as FVTOCI remain within accumulated other comprehensive income.

b)	Financial liabilities

The Company classifies its financial liabilities into one of two categories as follows:

Fair value through profit or loss (FVTPL) - This category comprises derivatives and financial liabilities incurred principally for the purpose of selling or repurchasing in the near term. They are carried at fair value with changes in fair value recognized in profit or loss.

Other financial liabilities - This category consists of liabilities carried at amortized cost using the effective interest method. Trade payables, customer deposits and loans are included in this category. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Derecognition of financial liabilities

Financial liabilities are derecognized when its contractual obligations are discharged, cancelled, or expire. The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and/or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. Gains and losses on derecognition are generally recognized in profit or loss.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If indicators exist, then the asset’s recoverable amount is estimated. The recoverable amounts of the following types of intangible assets are measured annually, whether or not there is any indication that it may be impaired:

•	an intangible asset with an indefinite useful life;
•	an intangible asset not yet available for use; and
•	goodwill recognized in a business combination.

The recoverable amount of an asset or cash-generating unit (“CGU”) is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest identifiable group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.

If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in the statement of comprehensive loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

In respect of assets other than goodwill and intangible assets that have indefinite useful lives, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed in a subsequent period when there has been an increase in the recoverable amount of a previously impaired asset or CGU. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Income taxes

Current income tax:

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.               SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income tax:

Deferred income tax is recognized, using the asset and liability method, on temporary differences at the reporting date arising between the tax bases of assets and li abilities and their carrying amounts for financial reporting. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Inventory

Inventory consists of raw materials for manufacturing of multi-rotor helicopters, industrial areal video systems, civilian small unmanned aerial systems or vehicles, and wireless video systems. Inventory is initially valued at cost and subsequently at the lower of cost and net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the weighted average cost basis. The Company reviews inventory for obsolete and slow-moving goods and any such inventory is written-down to net realizable value.

Revenue recognition

Revenue comprises the fair value of consideration received or receivable for the sale of goods and consulting services in the ordinary course of the Company’s business. Revenue is shown net of return allowances and discounts.

Sales of goods

The Company manufactures and sells a range of multi-rotor helicopters, industrial aerial video systems, and civilian small unmanned aerial systems or vehicles. Sales are recognized at a point-in-time when control of the products has transferred, being when the products are delivered to the customer and there is no unfulfilled obligation that could affect the customer’s acceptance of the products. Delivery occurs when the products have been shipped to the specific location or picked up by the customer, the risks of obsolescence and loss have been transferred to the customer.

Revenue from these sales is recognized based on the price specified in the contract, net of the estimated discounts and returns. Accumulated experience is used to estimate and provide for the discounts and returns, using the expected value method, and revenue is only recognized to the extent that it is highly probable that a significant reversal will not occur. To date, returns have not been significant. No element of financing is deemed present as the sales are made with a credit term of 30 days, which is consistent with market practice.

Some contracts include multiple deliverables, such as the manufacturing of hardware and support. Support is performed by another party and does not include an integration service. It is therefore accounted for as a separate performance obligation. In this case, the transaction price will be allocated to each performance obligation based on the stand-alone selling prices. Where these are not directly observable, they are estimated based on expect cost plus margin.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.               SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

A receivable is recognized when the goods are delivered as this is the point in time that the consideration is unconditional because only the passage of time is required before the payment is due.

Services

The Company provides consulting, custom engineering, drones as a service, and investigating and solving on a project-by-project basis under fixed-price and variable price contracts. Revenue from providing services is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided. This is determined based on the actual labour hours spend relative to the total expected labour hours. If contracts include the manufacturing of hardware, revenue for the hardware is recognized at a point in time when the hardware is delivered, the legal title has passed and the customer has accepted the hardware.

Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.

In case of fixed-price contracts, the customer pays the fixed amount based on a payment schedule. If the services rendered by the Company exceed the payment, a contract asset is recognized. If the payments exceed the services rendered, a contract liability is recognized. If the contract includes an hourly fee, revenue is recognized in the amount to which the Company has a right to invoice. Customers are invoiced on a monthly basis and consideration is payable when invoiced.

Cost of Goods Sold

Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, freight costs, as well as provisions for reserves related to product shrinkage, excess or obsolete inventory, or lower of cost and net realizable value adjustments as required.

Intangible Assets and Goodwill

An intangible asset is an identifiable asset without physical substance. An asset is identifiable if it is separable, or arises from contractual or legal rights, regardless of whether those rights are transferrable or separable from the Company or from other rights and obligations. Intangible assets include intellectual property, which consists of patent and trademark applications.

Intangible assets acquired externally are measured at cost less accumulated amortization and impairment losses. The cost of a group of intangible assets acquired is allocated to the individual intangible assets based on their relative fair values. The cost of intangible assets acquired externally comprises its purchase price and any directly attributable cost of preparing the asset for its intended use. Research and development costs incurred subsequent to the acquisition of externally acquired intangible assets and on internally generated intangible assets are accounted for as research and development costs.

Intangible assets with finite useful lives are amortized on a declining balance method with a rate of 20% to write off the cost of the assets from the date they are available for use.

Goodwill represents the excess of the value of the consideration transferred over the fair value of the net identifiable assets and liabilities acquired. Goodwill is allocated to the cash generating unit to which it relates.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.                   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

Equipment

Equipment is stated at historical cost less accumulated depreciation and accumulated impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the statement of comprehensive loss during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the statement of comprehensive loss.

Depreciation is generally calculated on a declining balance method to write off the cost of the assets to their residual values over their estimated useful lives. Depreciation for leasehold improvements is fully expensed over the expected term of the lease. The depreciation rates applicable to each category of equipment are as follows:

Class of equipment	Depreciation rate
Computer equipment	30%
Furniture and equipment	20%
Leasehold improvements	Over expected life of lease
Software	30%
Vehicles	30%

Research and development expenditures

Expenditures on research are expensed as incurred. Research activities include formulation, design, evaluation and final selection of possible alternatives, products, processes, systems or services. Development expenditures are expensed as incurred unless the Company can demonstrate all of the following: (i) the technical feasibility of completing the intangible asset so that it will be available for use or sale; (ii) its intention to complete the intangible asset and use or sell it; (iii) its ability to use or sell the intangible asset; (iv) how the intangible asset will generate probable future economic benefits. Among other things, the Company can demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, the usefulness of the intangible asset; (v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and (vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development.

Government Assistance

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the period that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, the cost of the asset is reduced by the amount of the grant and the grant is recognized as income in equal amounts over the expected useful life of the asset.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

2.               SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONT’D)

SR&ED Investment tax credits

The Company claims federal investment tax credits as a result of incurring scientific research and experimental development (“SR&ED”) expenditures. Federal investment tax credits are recognized when the related expenditures are incurred and there is reasonable assurance of their realization. Federal investment tax credits are accounted for as a reduction of research and development expense for items of a period expense nature or as a reduction of property and equipment for items of a capital nature. Management has made a number of estimates and assumptions in determining the expenditures eligible for the federal investment tax credit claim. It is possible that the allowed amount of the federal investment tax credit claim could be materially different from the recorded amount upon assessment by Canada Revenue Agency.

The Company claims provincial investment tax credits as a result of incurring SR&ED expenditures. Provincial investment tax credits are recognized when the related expenditures are incurred and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the provincial investment tax credit claim. The provincial investment tax credits are refundable and have been recorded as a SR&ED tax credit receivable, and as a reduction in research and development expenses on the statement of comprehensive loss. It is possible that the allowed amount of the provincial investment tax credit claim could be materially different from the recorded amount upon assessment by Canada Revenue Agency and the Alberta Tax and Revenue Administration.

Leases

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the commencement date, the lease liability is recognized at the present value of the future lease payments and discounted using the interest rate implicit in the lease or the Company's incremental borrowing rate. A corresponding right-of-use ("ROU”) asset will be recognized at the amount of the lease liability, adjusted for any lease incentives received and initial direct costs incurred. Over the term of the lease, financing expense is recognized on the lease liability using the effective interest rate method and charged to net income, lease payments are applied against the lease liability and depreciation on the ROU asset is recorded by class of underlying asset.

The lease term is the non-cancellable period of a lease and includes periods covered by an optional lease extension option if reasonably certain the Company will exercise the option to extend. Conversely, periods covered by an option to terminate are included if the Company does not expect to end the lease during that time frame. Leases with a term of less than twelve months or leases for underlying low value assets are recognized as an expense in net income on a straight-line basis over the lease term.

A lease modification will be accounted for as a separate lease if it materially changes the scope of the lease. For a modification that is not a separate lease, on the effective date of the lease modification, the Company will remeasure the lease liability and corresponding ROU asset using the interest rate implicit in the lease or the Company's incremental borrowing rate. Any variance between the remeasured ROU asset and lease liability will be recognized as a gain or loss in net income to reflect the change in scope.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

3.               AMALGAMATION

Prior to the Amalgamation (business combination), access to capital was limited as a private company. Through the amalgamation agreement, management would have the resources needed to raise significant capital and further have broader access to investors by being listed on a public exchange.

On January 31, 2019, the Company and Draganfly Innovations entered into the BCA providing for a three-cornered amalgamation among the Company, Draganfly Innovations, and Merger Co. As of August 15, 2019, the Amalgamation closed and the Company acquired, on a one for 1.794 basis, all of the issued and outstanding Draganfly Innovations shares (the “Draganfly Innovations Shares”) in exchange for 42,638,356 common shares of the Company.

This resulted in a reverse take-over of the Company by the shareholders of Draganfly Innovations. At the time of the Amalgamation, the Company did not constitute a business as defined under IFRS 3; therefore, the Amalgamation is accounted under IFRS 2, where the difference between the consideration given to acquire the Company and the net asset value of the Company is recorded as a listing expense to net loss. As Draganfly Innovations is deemed to be the accounting acquirer for accounting purposes, these consolidated financial statements present the historical financial information of Draganfly Innovations up to the date of the Amalgamation.

Number of shares of Draganfly Inc.	10,500,001
Fair value of common shares in concurrent financing	$0.50
Fair value of shares of Draganfly Inc.	$5,250,001
Fair value of warrants	1,645,193
Fair value of shares issued for transaction fees	1,000,000
Net assets acquired	$(90,335)
Listing expense	$7,804,859

Fair value of the Company acquired, net of liabilities
Cash	$28,538
Accounts receivable	4,991
Loans receivable	963,269
Accounts payable and accrued liabilities	(406,463)
Subscription receipts	(500,000)
$90,335

The fair value of 10,500,001 issued common shares of the Company was estimated to be $0.50 per share using the price of a subscription receipts financing that was completed concurrently.

Prior to the closing of the Amalgamation, Draganfly Innovations issued 2,000,000 common shares with a value of $1,000,000 as transaction fees for the Amalgamation to related parties.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

3.               AMALGAMATION (CONT’D)

The Company assumed 4,000,000 share purchase warrants exercisable at a price of $0.10 per share expiring on February 4, 2021. The fair value of share-purchase warrants was $1,645,193, estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	0.86%
Estimate life	1.48 years
Expected volatility	100%
Expected dividend yield	0%

As at August 15, 2019, the Company received $7,025,750 in proceeds to issue subscription receipts (the “Subscription Receipts”) at a price of $0.50 per Subscription Receipt. Each Subscription Receipt was automatically converted, without payment of additional consideration and without any further action on the part of the holder, into one unit of the Company (a “Unit”) on completion of the Amalgamation and the Company becoming reporting issuer in the Province of Saskatchewan and obtaining conditional approval of a listing of the common shares on the CSE (the “Amalgamation”). Each Unit consists of one common share and one warrant. Each warrant will entitle the holder to purchase one common share at a price of $0.50 for a period of 12 months following the issuance of warrants. The proceeds of the private placement were released to the Company on November 5, 2019 (Note 17).

4.	ACQUISITION

On April 30, 2020, the Company acquired all of the issued and outstanding shares of Dronelogics Systems Inc. (“Dronelogics”), excluding the cinematography division, for consideration of $500,000 cash and 3,225,438 common shares (the “Transaction”).

In connection with the Transaction, the Company paid fees of $160,000 to certain advisors consisting of $100,000 by way of 200,000 in shares at a price of $0.50 per share and as to $60,000 in cash or shares at a deemed price of $0.50 per share. At closing, the Company (i) granted 445,000 incentive stock options to certain employees of Dronelogics pursuant to the Company’s share compensation plan, exercisable at a price equal to closing price of the shares on the CSE on January 31, 2020. The options shall have a term of 10 years and vest in three equal tranches, on the first, second and third anniversaries of the date of grant, and (ii) awarded 375,000 RSUs to certain directors and officers of Dronelogics. RSUs were awarded to certain directors and officers of Dronelogics pursuant to the Company’s share compensation plan. The RSUs shall vest in three equal tranches, on the first, second and third anniversaries of the date of award.

The purchase price allocation (“PPA”) is as follows:

Number of shares of Draganfly Inc.	3,225,438
Fair value of shares of Draganfly Inc.	$2,178,960
Cash portion of purchase price	500,000
Total	$2,678,960

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

4.	ACQUISITION (CONT’D)

Tangible assets acquired
Cash	$42,593
Accounts receivable	98,852
Inventory	629,684
Prepaids and deposits	93,997
Other current assets	3,014
Equipment	54,946
Right-of-use assets	83,428
Accounts payable and accrued liabilities	(222,766)
Customer deposits	(245,959)
Loans	(245,752)
Other current liabilities	(8,437)
Lease liabilities	(87,203)
196,397

Identifiable intangible assets
Customer relationships	197,000
Website	119,000
316,000

Goodwill	2,166,563
Total consideration	$2,678,960

The Company estimated the fair value as follows:

•	Customer relationships based on an income approach, specifically multi-period excess earnings method, by identifying key customers, applying attribution rate of 15% per annum and discount rate of 18% per annum; and
•	Website based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 0.5% and discount rate of 17% per annum.

Furthermore, the excess of the consideration paid over the fair value of the identifiable assets (liabilities) acquired were recognized as goodwill, which primarily consisted of the assembled workforce.

From the date of the acquisition to December 31, 2020, the acquired business contributed $2,870,481 of revenue and a net income of $458,743.

5.	CASH AND CASH EQUIVALENTS

	December 31, 2020	December 31, 2019
Cash held in banks	$1,839,871	$2,429,375
Guaranteed investment certificate	142,545	-
	$1,982,416	$2,429,375

On March 27, 2020, the Company held a $142,000 guaranteed investment certificate (“GIC”) to secure its credit cards. The terms of the GIC are for 1 year at a rate of 0.50% per annum.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

6.               ACCOUNTS RECEIVABLE

	December 31, 2020	December 31, 2019
Trade accounts receivable	$780,254	$146,194
GST input tax credits	-	54,885
SR&ED receivable	30,537	23,616
	$810,791	$224,695

7.               INVENTORY

	December 31, 2020	December 31, 2019
Finished goods	$1,155,871	$-
Parts	77,748	48,563
	$1,233,619	$48,563

During the year ended December 31, 2020, the Company recorded an allowance to value its inventory for obsolete and slow-moving inventory, recognizing an expense in cost of sales of $23,955 (2019: $nil).

During the year ended December 31, 2020, $2,257,797 (2019: $118,826) of inventory was sold and recognized in cost of sales.

8.	PREPAID EXPENSES AND DEPOSITS

	December 31, 2020	December 31, 2019
Insurance	$992	$35,703
Prepaid marketing services	187,826	227,459
Prepaid rent	3,583	-
Prepaid subscriptions	5,953	1,583
WCB Premiums	-	916
Deposits	136,668	6,969
	$335,022	$272,630

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

9.               EQUIPMENT

	Computer Equipment	Furniture and Equipment	Leasehold Improvements	Software	Vehicles	Total
Cost
Balance at January 1, 2019	$163,275	$181,362	$-	$84,340	$-	$428,977
Additions	-	87,785	-	-	-	87,785
Disposals	(1,056)	(31,647)	-	-	-	(32,703)
Impairment	(155,219)	(95,327)	-	(54,373)	-	(304,919)
Balance at December 31, 2019	$7,000	$142,173	$-	$29,967	$-	$179,140
Additions	2,028	21,860	-	-	-	23,888
Net assets acquired in the Acquisition	15,369	7,573	4,352	-	27,652	54,946
Balance at December 31, 2020	$24,397	$171,606	$4,352	$29,967	$27,652	$257,974

Accumulated depreciation
Balance at January 1, 2019	$150,026	$153,999	$-	$69,774	$-	$373,799
Charge for the year	103	7,028	-	4,574	-	11,705
Eliminated on disposal	(1,654)	(26,770)	-	-	-	(28,424)
Impairment	(141,714)	(96,313)	-	(55,054)	-	(293,081)
Balance at December 31, 2019	$6,761	$37,944	$-	$19,294	$-	$63,999
Charge for the year	5,631	22,019	3,220	3,202	6,033	40,105
Balance at December 31, 2020	$12,392	$59,963	$3,220	$22,496	$6,033	$104,104

Net book value:
December 31, 2019	$239	$104,229	$-	$10,673	$-	$115,141
December 31, 2020	$12,005	$111,643	$1,132	$7,471	$21,619	$153,870

During the year ended December 31, 2019, the Company sold computer equipment for a gain on disposal of assets of $28,651.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

10.             INTANGIBLE ASSETS AND GOODWILL

	Patents	Customer Relationships	Website	Goodwill	Total
Cost
Balance at January 1, 2019	$71,805	$-	$-	$-	$71,805
Impairment	(29,874)	-	-	-	(29,874)
Balance at December 31, 2019	41,931	-	-	-	41,931
Intangible assets acquired in the Acquisition	-	197,000	119,000	2,166,563	2,482,563
Balance at December 31, 2020	$41,931	$197,000	$119,000	$2,166,563	$2,524,494

Accumulated amortization
Balance at January 1, 2019	$59,896	$-	$-	$-	$59,896
Charge for the year	8,386	-	-	-	8,386
Impairment	(27,736)	-	-	-	(27,736)
Balance at December 31, 2019	40,546	-	-	-	40,546
Charge for the year	1,385	26,267	15,866	-	43,518
Balance at December 31, 2020	$41,931	$26,267	$15,866	$-	$84,064

Net book value:
December 31, 2019	$1,385	$-	$-	$-	$1,385
December 31, 2020	$-	$170,733	$103,134	$2,166,563	$2,440,430

Customer relationships

On April 30, 2020, the Company acquired a 100% interest in Dronelogics and assigned $197,000 to the fair value of customer relationships.

Website

On April 30, 2020, the Company acquired a 100% interest in Dronelogics and assigned $119,000 to the fair value of the website/domain name.

Goodwill

On April 30, 2020, the Company acquired a 100% interest in Dronelogics, which included goodwill. Goodwill was valued at $2,166,563.

The key assumptions used in the calculations of the recoverable amounts include sales growth per year, changes in cost of sales and capital expenditures based on internal forecasts.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

11.                RIGHT OF USE ASSETS

The Company’s right-of-use asset relates to the lease of office space.

On December 1, 2019, the Company entered into an amendment for the lease agreement, where the lease was amended with a change in annual payments. As there was no change to the underlying asset, the modification was not accounted for as a separate lease.

Total
Cost
Balance at January 1, 2019, on adoption of IFRS 16	$131,634
Lease modification	27,905
Balance at December 31, 2019	$159,539
Leases acquired in the Acquisition	83,428
Balance at December 31, 2020	$242,967

Accumulated depreciation
Balance at January 1, 2019, on adoption of IFRS 16	$-
Charge	29,545
Balance at December 31, 2019	$29,545
Charge	69,003
Balance at December 31, 2020	$98,548

Net book value:
December 31, 2019	$129,994
December 31, 2020	$144,419

12.                LEASE LIABILITY

Total
Balance at January 1, 2019, on adoption of IFRS 16	$131,634
Interest expense	14,534
Lease payments	(38,000)
Lease modification	27,905
Balance at December 31, 2019	$136,073
Leases acquired in the Acquisition	87,203
Interest expense	18,290
Lease payments	(83,442)
Balance at December 31, 2020	158,124

Which consists of:
Current lease liability	$93,239
Non-current lease liability	64,885
Balance at December 31, 2020	$158,124

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

13.                TRADES PAYABLE AND ACCRUED LIABILITIES

	December 31, 2020	December 31, 2019
Trades payable	$813,881	$688,309
Accrued liabilities	512,205	162,658
Due to related parties (Note 22)	475,628	9,681
Government grant payable (Note 20)	33,709	33,709
GST/PST Payable	21,754	-
	$1,857,177	$894,357

During the year ended December 31, 2020, the Company settled an outstanding debt with the issuance of 555,409 shares and recognized a $38,879 losspx on settlement of debt. During the year ended December 31, 2019, the Company settled $1,030,714 in trades payable through repayment of $512,492 and recognized a gain on settlement of debt of $518,222. During the year ended December 31, 2020, the Company recognized a gain on forgiveness of trades payable of $127,711.

14.	CUSTOMER DEPOSITS

At times, the Company’s subsidiary, Dronelogics, may take a customer deposit as it orders specific items in. These amounts are held and applied against the final purchase.

	December 31, 2020	December 31, 2019
Customer deposits	$385,449	$-

15.                NOTES PAYABLE

	December 31, 2020	December 31, 2019
Opening balance	$-	$844,304
Issuance of notes payable	60,000	1,137,978
Repayment of notes payable	(60,000)	(1,036,336)
Settlement of notes payable	-	(62,000)
Foreign exchange	-	(22,366)
Interest accrued	-	101,689
Eliminated on consolidation	-	(963,269)
Ending balance	$-	$-

The Company had no notes payable outstanding as at December 31, 2020.

During the year ended December 31, 2019, the following new notes were executed:

-	A note was entered into with a company controlled by a director of the Company, bear interest at 12% per annum and are unsecured. This note was settled during the year ended December 31, 2019.
-	Four notes were entered into between the Company and Draganfly Innovations for $930,000, were interest bearing at 10% per annum, calculated annually, and due at the earlier of 30 days from the date the Amalgamation was completed and one year from the date of the advance. Upon closing of the Amalgamation (Note 3), these were eliminated upon consolidation.
-	A note was entered into with an individual for USD$125,000, interest bearing at 18% per annum, and was unsecured. The note had a maturity date of October 29, 2019 and was repaid during the year ended December 31, 2019. This note also bore a USD$6,250 due diligence fee and a USD$6,250 closing fee that are being recognized over the life of the note as additional interest.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

16.	LOANS

With the acquisition of Dronelogics, the Company took ownership of two loans held by the subsidiary.

	Start Date	Maturity Date	Rate	Principal	Interest	Total
CEBA	2020-05-19	2022-12-31	0%	$33,848	$1,090	$34,938
Vehicle loan	2019-08-30	2024-09-11	6.99%	21,247	4,048	25,295
Shopify loan	2020-08-05		7.00%	35,217	2,466	37,683
Total				$90,312	$7,604	$97,916

On May 19, 2020, Dronelogics received a $40,000 Canada Emergency Business Account (CEBA) loan. This loan is currently interest-free and 25% of the loan, up to $10,000, is forgivable if the loan is repaid on or before December 31, 2022. If the loan is not repaid by that date, the loan can be converted to a three-year term loan at an interest rate of 5%.

On December 4, 2020, the Government of Canada allowed for an expansion of the CEBA loan by $20,000, of which, an additional $10,000 is forgivable if the loan is repaid on or before December 31, 2022.

The CEBA loan is unsecured, the vehicle loan is secured by the vehicle, and the Shopify loan is secured by the Company’s accounts receivable.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

17.                SHARE CAPITAL

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

For the year ended December 31, 2020,

-	On February 18, 2020, the Company issued 120,000 common shares for the exercise of warrants for $60,000.
-	On February 25, 2020, the Company issued 100,000 common shares for the exercise of warrants for $50,000.
-	On March 6, 2020, the Company issued 1,051,600 common shares for the exercise of warrants for $105,160.
-	On March 20, 2020, the Company issued 365,000 common shares for the exercise of warrants for $36,500.
-	On March 26, 2020, the Company issued 1,474,200 common shares for the exercise of warrants for $147,420.
-	On April 8, 2020, the Company issued 609,200 common shares for the exercise of warrants for $60,920.
-	On April 16, 2020, the Company issued 630,000 common shares for the exercise of warrants for $115,000.
-	On April 30, 2020, the Company issued 3,225,438 common shares for the acquisition of Dronelogics and an additional 200,000 common shares as finder’s fees.
-	On May 27, 2020, the Company issued 60,000 common shares for the exercise of warrants for $30,000.
-	On June 23, 2020, the Company issued 228,000 common shares for the exercise of warrants for $114,000.
-	On July 3, 2020, the company issued 961,538 common shares for cash proceeds of $500,000.
-	On July 16, 2020, the Company issued 555,409 common shares for debt settlement of $344,354 and recognized a loss of $38,879 in the statement of comprehensive loss.
-	On September 21, 2020, the Company issued 10,000 common shares for the exercise of warrants for $5,000.
-	On October 20, 2020, the Company issued 11,000 common shares for the exercise of warrants for $5,500.
-	On October 21, 2020, the Company issued 3,189,875 common shares for the exercise of warrants for $1,594,938.
-	On November 5, 2020, the Company issued 35,586 common shares for the vesting of Restricted Share Units.
-	On November 30, 2020 the Company issued 2,556,496 units for the Regulation A+ financing in the United States. Each unit is comprised of one common share and one share purchase warrant. These warrants have an exercise price of $0.71 USD per warrant, each convert to one common share, and have a life of two years, expiring on November 30, 2022.
-	On December 4, 2020, the Company issued 10,202 common shares for the vesting of Restricted Share Units.
-	On December 8, 2020, the Company issued 13,234 common shares for the vesting of Restricted Share Units.
-	On December 15, 2020, the Company issued 940,970 common shares for the vesting of Restricted Share Units.
-	On December 23, 2020, the Company issued 75,000 common shares for the exercise of warrants for $37,500.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

17.                SHARE CAPITAL (CONT’D)

For the year ended December 31, 2019,

-	Prior to the closing of the Amalgamation (Note 3), Draganfly Innovations issued 719,927 (pre-consolidation) common shares to a company controlled by a director of the Company for settlement of $799,341 in accounts payable and application of $153,566 in subscription receivable.
-	Prior to the closing of the Amalgamation (Note 3), Draganfly Innovations issued 1,114,827 (pre-consolidation) common shares with a value of $1,000,000 as transaction fees for the Amalgamation to related parties.
-	On August 15, 2019, the Amalgamation (Note 3) was completed and the Company acquired, on a 1.794 for 1 basis, all issued and outstanding shares of Draganfly Innovations in exchange for 42,638,356 common shares of the Company.
-	On August 15, 2019, the Company issued 45,325 common shares for settlement of $22,662 in trades payables at a value of $0.50 per share.
-	On August 15, 2019, the Company issued 2,118,492 common shares for settlement of $740,000 in convertible debentures and interest. As a result of the settlement, the Company recognized loss on settlement of debt of $319,246 in the statement of loss and comprehensive loss.
-	On August 23, 2019, the Company issued 316,940 common shares for exercise of share purchase warrants of the Company for proceeds of $8,833. As a result of the exercise, $212,908 from reserve was reclassification to share capital.
-	On October 25, 2019, the Company issued 14,051,499 units per the private placement (Note 3). Each unit consists of one common share and one warrant. These warrants have an exercise price of $0.50 per warrant, each convert to one common share, and have a life of one year, expiring on October 25, 2020.

Stock options

The Company has adopted an incentive share compensation plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the CSE requirements, grant to directors, officers, employees and technical consultants to the Company, non-transferable stock options to purchase common shares. The total number of common shares reserved and available for grant and issuance pursuant to this plan shall not exceed 20% (in the aggregate) of the issued and outstanding common shares from time to time. The number of options awarded and underlying vesting conditions are determined by the Board of Directors in its discretion. Such options will be exercisable for a period of up to 10 years from the date of grant. The aggregate sales price (meaning the sum of all cash, property, notes, cancellation of debt, or other consideration received or to be received by the Company for the sale of the securities) or amount of common shares issued during any consecutive 12-month period will not exceed the greatest of the following: (i) U.S.$1,000,000; (ii) 15% of the total assets of the Company, measured at the Company's most recent balance sheet date; or (iii) 15% of the outstanding amount of the common shares of the Company, measured at the Company's most recent balance sheet date; and The number of common shares issuable pursuant to the exercise of options under the plan within a 12 month period to all eligible persons retained to provide investor relations activities (together with those common shares that are issued pursuant to any other share compensation arrangement) shall not, at any time, exceed 1% of the issued and outstanding common shares.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

17.                SHARE CAPITAL (CONT’D)

As at December 31, 2020, the Company had the following options outstanding and exercisable:

Grant Date	Expiry Date	Exercise Price	Remaining Contractual Life (years)	Number of Options Outstanding	Number of Options Exercisable
October 30, 2019	October 30, 2029	$0.50	8.84	2,858,332	1,974,993
November 19, 2019	November 19, 2029	$0.50	8.89	650,000	566,666
April 30, 2020	April 30, 2030	$0.50	9.33	445,000	124,999
April 30, 2020	April 30, 2030	$0.77	9.33	600,000	200,000
July 3, 2020	July 3, 2025	$0.64	4.51	1,000,000	166,666
November 24, 2020	November 24, 2030	$0.50	9.90	165,000	55,000
December 11, 2020	December 11, 2030	$0.43	9.95	250,000	62,500
				5,968,332	3,150,824

The following is a summary of the Company’s stock option activity:

	Number of Options	Weighted Average Exercise Price
Outstanding, December 31, 2018	-	$-
Granted	3,725,000	0.50
Outstanding, December 31, 2019	3,725,000	-
Forfeited	(216,668)	0.50
Granted	2,460,000	0.63
Outstanding, December 31, 2020	5,968,332	$0.55

During the year ended December 31, 2020,

-	The Company granted 445,000 options to employees. Each option is exercisable at $0.50 per share for a period of 10 years from the grant date.
-	The Company issued 600,000 options to consultants. Each option is exercisable at $0.77 per share for a period of 10 years from the grant date.
-	The Company granted 1,000,000 options to employees. Each option is exercisable at $0.64 per share for a period of 5 years from the grant date.
-	The Company granted 165,000 options to employees. Each option is exercisable at $0.50 per share for a period of 10 years from the grant date.
-	The Company granted 250,000 options to a consultant. Each option is exercisable at $0.43 per share for a period of 10 years from the grant date.

During the year ended December 31, 2019,

-	The Company granted 2,925,000 options to employees. Each option is exercisable at $0.50 per share for a period of 10 years from the grant date.
-	The Company issued 800,000 options to consultants. Each option is exercisable at $0.50 per share for a period of 10 years from the grant date.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

17.                SHARE CAPITAL (CONT’D)

During the year ended December 31, 2020, the Company recorded $1,724,853 (2019 – $599,701) in stock-based compensation for stock options, based on the fair values of stock options granted which were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Year ended December 31,	2020	2019
Risk free interest rate	0.43%-0.66%	1.45%-1.46%
Expected volatility	113.53%-119.03%	100%
Expected life	5-10 years	7.5 years
Expected dividend yield	0%	0%
Exercise price	$0.43-0.77	$0.50

Volatility is calculated using the historical volatility method.

The weighted average grant date fair value of options granted during the year ended December 31, 2020 was $0.63 per option (2019 – $0.50 per option).

Restricted share units (RSUs)

The Company has adopted an incentive share compensation plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the Exchange requirements, grant to directors, officers, employees and technical consultants to the Company, restricted stock units (RSUs). The number of RSUs awarded and underlying vesting conditions are determined by the Board of Directors in its discretion. RSUs will have a 3-year vesting period following the award date. The total number of common shares reserved and available for grant and issuance pursuant to this plan, and the total number of Restricted Share Units that may be awarded pursuant to this plan, shall not exceed 20% (in the aggregate) of the issued and outstanding common shares from time to time.

The aggregate sales price (meaning the sum of all cash, property, notes, cancellation of debt, or other consideration received or to be received by the Company for the sale of the securities) or amount of common shares issued during any consecutive 12-month period will not exceed the greatest of the following: (i) USD $1,000,000; (ii) 15% of the total assets of the Company, measured at the Company's most recent balance sheet date; or (iii) 15% of the outstanding amount of the common shares of the Company, measured at the Company's most recent balance sheet date. At the election of the Board of Directors, upon each vesting date, participants receive (a) the issuance of common shares from treasury equal to the number of RSUs vesting, or (b) a cash payment equal to the number of vested RSUs multiplied by the fair market value of a common share, calculated as the closing price of the common shares on the CSE for the trading day immediately preceding such payment date; or (c) a combination of (a) and (b).

On the grant date of RSUs, the Company determines whether it has a present obligation to settle in cash. If the Company has a present obligation to settle in cash, the RSUs are accounted for as liabilities, with the fair value remeasured at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the period. The Company has a present obligation to settle in cash if the choice of settlement in shares has no commercial substance, or the Company has a past practice or a stated policy of setting in cash, or generally settles in cash whenever the counterparty asks for cash settlement. If no such obligation exists, RSUs are accounted for as equity settled share-based payments and are valued using the share price on grant date. Upon settlement:

a)	If the Company elects to settle in cash, the cash payment is accounted for as the repurchase of an equity interest (i.e. as a deduction from equity), except as noted in (c) below.
b)	If the Company elects to settle by issuing shares, the value of RSUs initially recognized in reserves is reclassified to share capital, except as noted in (c) below.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

17.                SHARE CAPITAL (CONT’D)

c)	If the Company elects the settlement alternative with the higher fair value, as at the date of settlement, the Company recognizes an additional expense for the excess value given (i.e. the difference between the cash paid and the fair value of shares that would otherwise have been issued, or the difference between the fair value of the shares and the amount of cash that would otherwise have been paid, whichever is applicable).

During the year ended December 31, 2020, the Company committed to grant 1,240,000 RSUs to employees and consultants of the Company with each RSU exercisable into one common share of the Company or the cash equivalent thereof upon the vesting conditions being met for a period of three years from the grant date. The Company recorded share-based payment expense of $943,611 (2019 – $161,858) in stock-based compensation for RSUs, based on the fair values of RSUs granted which were calculated using the closing price of the Company’s stock on the day prior to grant.

The following is a summary of the Company’s RSU activity:

Number of RSUs
Outstanding, December 31, 2018	-
Granted	3,175,000
Outstanding, December 31, 2019	3,175,000
Exercised	(999,992)
Forfeited	(341,667)
Granted	1,240,000
Outstanding, December 31, 2020	3,073,341

As at December 31, 2020 the Company had the following RSUs outstanding:

Grant Date	Number of RSUs Outstanding
October 30, 2019	1,666,674
November 19, 2019	166,667
April 30, 2020	375,000
November 24, 2020	865,000
3,073,341

Warrants

During the year ended December 31, 2020, the Company issued warrants (“USD Warrants”) with a USD exercise price. Being in a foreign currency that is not the Company’s functional currency, these USD Warrants are required to be recorded as a financial liability and not as equity. As a financial liability, these USD Warrants are revalued on a quarterly basis to fair market value with the change in fair value being recorded through the Consolidated Statement of Comprehensive Loss. The initial fair value of these USD Warrants was parsed out from equity and recorded as a financial liability.

To reach a fair value of the USD Warrants, a Black Scholes calculation is used, calculated in USD as the Company also trades on the OTCQB. The Black Scholes value per USD Warrant is then multiplied by the number of outstanding warrants and then multiplied by the foreign exchange rate at the end of the period from the Bank of Canada.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

17.                SHARE CAPITAL (CONT’D)

Warrant Derivative Liability

December 31, 2020
Balance, Beginning	$-
Change in fair value of warrants outstanding	748,634
Balance, Ending	$748,634

The derivative financial liability consists of the fair value of the non-compensatory share purchase warrants that have exercise prices that differ from the functional currency of the Company and are within the scope of IAS 32 “Financial Instruments: Presentation”. Details of these warrants and their fair values are as follows:

Issue Date	Exercise Price	Number of Warrants Outstanding at December 31, 2020	Fair Value at December 31, 2020	Number of Warrants Outstanding at December 31, 2019	Fair Value at December 31, 2019
November 30, 2020	US$ 0.71	2,556,496	$748,634	-	$-
		2,556,496	$748,634	-	$-

During the year ended December 31, 2020, the Company extended the life of the November 5, 2019 warrants from expiring on November 5, 2020 to expiring on November 5, 2021. To do this, it was required that 25% of the remaining November 5, 2019 warrants needed to be exercised by October 21, 2020 and was completed.

The fair values of these warrants were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Year ended December 31,	2020	2019
Risk free interest rate	0.20%-0.24%	-
Expected volatility	72.76%-74.10%	-
Expected life	2 years	-
Expected dividend yield	0%	-
Exercise price	$0.71	$-

Volatility is calculated using the historical volatility method.

The following is the summary of the Company’s warrant activity:

	Number of Warrants	Exercise Price
Outstanding, December 31, 2018	770,030	$0.27
Warrants of the Company at time of Amalgamation (Note 3)	4,000,000	0.10
Expired	(453,090)	0.03
Exercised	(316,940)	0.03
Granted	14,051,499	0.50
Outstanding, December 31, 2019	18,051,499	$0.41
Exercised	(7,923,874)	0.30
Forfeited	(600,000)	0.50
Granted	2,556,496	0.71
Outstanding, December 31, 2020	12,084,121	$0.59

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

17.	SHARE CAPITAL (CONT’D)

As at December 31, 2020, the Company had the following warrants outstanding:

Issue Date	Expiry Date	Exercise Price	Number of Warrants Outstanding
November 5, 2019	November 5, 2021	CDN$ 0.50	9,527,625
November 30, 2020	November 30, 2022	US$ 0.71	2,556,496
			12,084,121

The weighted average remaining contractual life of the warrants outstanding as of December 31, 2020 was 1.07 years (December 31, 2019 - 0.90 years).

18.                REVENUE

The Company sub-classifies revenue within the following components: product revenue and services revenue. Product revenue comprises of sales of internally assembled multi-rotor helicopters, industrial aerial video systems, civilian small unmanned aerial systems or vehicles, and wireless video systems. Services revenue consists of fees charged for custom engineering, drone as a service work, and training and simulation consulting.

	December 31, 2020	December 31, 2019
Product sales	$3,087,223	$248,939
Drone services	630,532	-
Custom engineering services	645,756	1,131,488
	$4,363,511	$1,380,427

The Company derives significant revenues from one (2019 – one) customer, which exceeds 10% of total revenues for the year ended December 31, 2020 at $474,701 of custom engineering services revenue (2019 – $1,116,093 of custom engineering services revenue).

Consulting revenue:

On May 22, 2017, the Company executed a standard consulting agreement, whereby the Company would provide consulting, custom engineering and investigating and solving on a project-by-project basis. The Company shall be responsible for the development, design, procurement, fabrication, assembly, integration, checkout, integration and test of hardware, software, and firmware necessary to produce a complete system per each project. The consideration for the services performed are based on the labor cost incurred on an hourly basis and minimal preapproved expenditures.

Geographic revenue segmentation is as follows:

	December 31, 2020	December 31, 2019
Canada	$2,270,862	$127,118
United States	1,982,404	1,251,199
International	110,245	2,110
	$4,363,511	$1,380,427

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

18.                REVENUE (CONT’D)

The Company operates in an international market with four reportable operating segments.

	Draganfly Inc.	Draganfly Innovations Inc.	Draganfly Innovations USA, Inc.	Dronelogics Systems Inc.	Total
Product sales	$-	$169,709	$660,227	$2,257,287	$3,087,223
Drone services	-	-	17,338	613,194	630,532
Custom engineering services	-	645,756	-	-	645,756
	-	815,465	677,565	2,870,481	4,363,511

Cost of sales	-	(339,398)	(543,541)	(1,720,972)	(2,603,911)

Gross profit	-	476,067	134,024	1,149,509	1,759,600

Expenses	7,455,393	1,635,096	404,194	759,799	10,254,482
Other income (expenses)	(698,174)	1,150,350	(7)	26,900	479,069

Net income (loss)	(8,153,567)	(8,679)	(270,177)	416,610	(8,015,813)

Cumulative translation differences	-	-	104	-	104

Comprehensive income (loss)	$(8,153,567)	$(8,679)	$(270,073)	$416,610	$(8,015,709)

The Company separated the operating segments based on the existing subsidiaries and have revenues as follows:

-	Draganfly Inc.: No revenues.
-	Draganfly Innovations Inc.: Product sales revenues and revenues derived from custom integration and engineering services.
-	Draganfly Innovations USA, Inc.: Product sales revenues and revenues derived from drone and health/telehealth services.
-	Dronelogics Systems Inc.: Product sales revenues and revenues derived from rental, repair, drone as a service, and training services.

For 2019 and 2020, all revenues are derived from external customers.

19.	OFFICE AND MISCELLANEOUS

	December 31, 2020	December 31, 2019
Advertising, Marketing, and Investor Relations	$2,601,848	$1,436,699
Contract Work	399,494	438,601
Other	426,511	252,332
	$3,427,853	$2,127,632

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

20.                GOVERNMENT ASSISTANCE

During the year ended December 31, 2020, the Company received $30,537 (December 31, 2019 – $nil) in government assistance for the purchase of research related to scientific research and experimental development tax credit, the entire amount is included in other income. In addition, the Company recorded $30,537 (December 31, 2019 - $nil) in SR&ED receivable for current year SR&ED claim.

In February 2016, the Company and an Alberta based government funded not-for-profit organization (the “Organization”) entered into a funding agreement, whereby the Organization would fund 50% of the total costs, up to $375,000 to the Company for the development of a new product. the Company will pay the Organization $33,709 if the Company ever sells a product that the Organization’s funding contributed to, recorded in accounts payable and accrued liabilities.

21.                FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash held in bank accounts and trade receivables. The majority of cash is deposited in bank accounts held with major bank in Canada and the United States. As most of the Company’s cash is held by one bank there is a concentration of credit risk. This risk is managed by using major banks that are high credit quality financial institutions as determined by rating agencies. The Company does not have any past due outstanding receivables and the expected loss rate for undue balance is estimated to be nominal.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents. Historically, the Company's sole source of funding has been the issuance of equity securities for cash, primarily through private placements. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity funding.

Foreign exchange risk

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The Company does not hedge its exposure to fluctuations in foreign exchange rates.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its cash equivalents as these instruments have original maturities of three months or less and are therefore exposed to interest rate fluctuations on renewal.

Fair value

The fair value of the Company’s financial assets and liabilities approximates the carrying amount.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

21.                FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONT’D)

Capital Management

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash, debt, and equity comprised of issued share capital, and share-based payment reserve.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its board of directors, will balance its overall capital structure through new equity issuances or by undertaking other activities as deemed appropriate under the specific circumstances. The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2018.

The breakdown of the Company’s capital is as follows:

	December 31, 2020	December 31, 2019
Cash	$1,982,416	$2,429,375
Debt	97,916	-
Equity	$3,848,205	$2,191,353

22.                RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

Related party transactions and balances:

On Aug 1, 2019, the Company entered in a business services agreement (the “Agreement”) with Business Instincts Group (“BIG”), a company controlled by Cameron Chell, CEO and director, to provide: corporate development and governance, strategic facilitation and management, general business services, office space, corporate business development video content, website redesign and management, and online visibility management. The services are provided by a team of up to six consultants and the costs of all charges are based on the fees set in the Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the year ended December 31, 2020, the company incurred fees of $177,000 compared to $80,000 in 2019. As at December 31, 2020, the Company was indebted to this company in the amount of $nil (December 31, 2019 - $nil).

On October 1, 2019, the Company entered into an independent consultant agreement (“Consultant Agreement”) with 1502372 Alberta Ltd, a company controlled by Cameron Chell, CEO and director, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the year ended December 31, 2020, the Company incurred fees of $525,164 compared to $9,000 in 2019. The year over year increase can largely be attributed to a transaction bonus relating to the sale of an asset for the benefit of the Company, a performance bonus, and an increase in annual compensation that is more commensurate with the role of CEO. As at December 31, 2020, the Company was indebted to this company in the amount of $321,741 (December 31, 2019 - $9,450).

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

22.                RELATED PARTY TRANSACTIONS (CONT’D)

On July 3, 2020, the Company entered into an executive consultant agreement (“Executive Agreement”) with Scott Larson, a director of the Company, to provide executive consulting services, as President, to the Company. The costs of all charges are based on the fees set in the Executive Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the year ended December 31, 2020, the Company incurred fees of $227,524. As at December 31, 2020, the Company was indebted to this company in the amount of $153,887.

During the year ended December 31, 2020 the Company had $475,628 (2019 - $9,681) payable to related parties outstanding that were included in accounts payable. The balances outstanding are unsecured, non-interest bearing and due on demand.

Key management compensation

Key management includes the Company’s directors and members of the executive management team. Compensation awarded to key management for the year ended December 31, 2020 and 2019 included:

	December 31, 2020	December 31, 2019
Management fees paid to a company controlled by CEO and director	$737,164	$186,000
Management fees paid to a company controlled by president and director	227,524	-
Management fees paid to a company controlled by a former director	165,000	195,000
Salaries	655,799	179,429
Salaries paid to the former owner of the Company	86,097	149,060
Share-based compensation	1,614,158	480,158
Total	$3,485,742	$1,189,647

23.                INCOME TAXES

The following table reconciles the expected income taxes at the Canadian statutory income tax rates to the amounts recognized in the statements of comprehensive loss for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Loss before income taxes	$8,015,813	$11,095,507
Canadian statutory rates	27%	27%
Expected income tax	2,164,000	2,996,000
Non-deductible items	(687,000)	(2,043,000)
Adjustments to prior years provision versus statutory tax returns	189,000	(388,000)
Differences between prior year provision and final tax return	(535,000)	(18,000)
Change in deferred tax asset not recognized	(1,131,000)	(547,000)
Income tax	$-	$-

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

23.                INCOME TAXES (CONT’D)

The Company’s unrecognized deductible temporary differences and unused tax losses for which no deferred tax asset is recognized consist of the following amounts:

	December 31, 2020	December 31, 2019
Deferred income tax assets (liabilities):
Share issuance costs	$30,000	$-
Non-capital losses	3,656,000	2,439,000
Property and equipment	457,000	581,000
Intangible assets	-	-
Scientific Research and Experimental Development	57,000	49,000
Total deferred income tax assets	$4,200,000	$3,069,000
Deferred income tax not recognized	(4,200,000)	(3,069,000)
Net deferred tax assets	$-	$-

The Company has non-capital loss carry forward of approximately $13,539,000 which may be carried forward to apply against future year income tax for Canadian income tax purposes, subject to the final determination by taxation authorities, expiring in the years 2036 to 2040.

24.                FINANCE AND OTHER COSTS

	December 31, 2020	December 31, 2019
Accretion and interest expense (Note 16)	$1,090	$16,088
Interest expense for notes payable (note 15)	-	101,689
Interest expense on lease liabilities (note 12)	18,290	14,534
Interest on outstanding trade payables and bank charges	3,737	39,594
	$23,117	$171,905

25.                OTHER INCOME

The Company had previously written off an investment in a UK-based company. On April 27, 2020, this company was sold and the Company received $997,714 (US$709,544) and an estimated $193,808 (US$145,294) will be received by the end of October, 2021, which has been accounted for in accounts receivable.

26.                SUPPLEMENTAL CASH FLOW DISCLOSURES

During the year ended December 31, 2020, the Company settled debt of $344,354 with the issuance of 555,409 common shares and recognized a gain on settlement of debt of $28,614.

During the year ended December 31, 2019:

-	Settlement of $822,003 in accounts payable and application of $153,566 in subscription receivable through issuance of shares (Note 17);
-	Issuance of 200,000 common shares at $0.50 per shares as finders’ fees;
-	Settlement of $344,354 in trades payable for issuance of 555,409 common shares and recognized a loss of $38,879; and
-	Settlement of $740,000 of convertible debentures.

Draganfly Inc. (formerly Drone Acquisition Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Expressed in Canadian Dollars

27.                CANADIAN EMERGENCY WAGE SUBSIDY

In response to COVID-19, the Government of Canada announced the Canada Emergency Wage Subsidy ("CEWS") program in April 2020. CEWS provides a wage subsidy on eligible remuneration, subject to a maximum per employee, to eligible employers based on meeting certain eligibility criteria. The Company determined that it qualified for this subsidy. The Company has recognized the government grant as a reduction to expenses as it has complied with the eligibility criteria and the subsidy has been received. Included in the statement of operations and comprehensive income for the year ended December 31, 2020 is $490,748 relating to the CEWS program of which was recorded as a reduction of wages and salaries included in operating expenses. As at December 31, 2020, the Company had $37,185 included in amounts receivables for CEWS subsidies receivable.

28.                SUBSEQUENT EVENTS

The following reportable events occurred subsequent to the year ended December 31, 2020:

-	On February 5, 2021, the Company closed a second tranche of its Regulation A+ Offering for gross proceeds in the amount of $4,003,195 (US$3,135,838).
-	On March 9, 2021, the Company announced that it completed the final closing of its Regulation A+ Offering of units sold pursuant to the Company’s Regulation A+ offering circular (the “Offering Document”) filed with the U.S. Securities and Exchange Commission. The Company issued 25,771,465 units at the offering price set out in the Offering Document for gross proceeds in the amount of $15,504,135 (US$12,112,606) in the final closing. Each unit is comprised of one common share of the Company and one common share purchase warrant, with each warrant entitling the holder to acquire one common share at a price of US$0.71 per common share for period of two years from the date of issuance. The common shares and warrants issued in connection with the offering are subject to a nine month hold period. In total, the Company issued 35,000,000 units under its Offering Document for aggregate gross proceeds of US$16,450,000.
-	On March 9, 2021, the Company announced that it entered into an asset purchase agreement with Vital Intelligence Inc. (“Vital”) to purchase all the assets of Vital in consideration for: (a) a cash payment of $500,000 with $50,000 paid upon execution of the asset purchase agreement, $200,000 to be paid at closing and $250,000 to be paid on the six-month anniversary date of closing; and (b) 6,000,000 units of the Company with each unit being comprised of one common share of the Company and one common share purchase warrant. Each warrant will entitle the holder to acquire one common share for a period of 24 months following closing at an exercise price of $2.67 per common share and the Company will be able to accelerate the expiry date of the warrants after one year in the event the underlying common shares have a value of at least 30% greater than the exercise price of the warrants. The units will be held in escrow following closing with 1,500,000 units being released at closing and the remainder to be released upon the Company reaching certain revenue milestones received from the purchased assets. The acquisition closed on March 25, 2021.
-	A total of 8,907,619 warrants and options have been exercised for proceeds of $4,462,935.
-	A total of 624,998 shares have been issued for the vesting of RSUs.
-	A total of 75,000 shares have been issued to a third party for services provided.
-	A total of 740,000 RSUs have been granted.